EXHIBIT 99.1
                                                                    ------------

PALWEB REPORTS RESULTS FOR FISCAL YEAR ENDING 2004
Tuesday August 31, 9:41 am ET

TULSA, Okla.--(BUSINESS WIRE)--Aug. 31, 2004--PalWeb Corporation (OTCBB:PLWB -
News) announced today that its sales increased to $6,964,943 for fiscal year ending May 31, 2004 compared to $1,280,945 for fiscal year 2003 for an increase of $5,683,998, representing an increase of 443%. PalWeb also reported a net loss to common shareholders for the year ended May 31, 2004 of ($3,121,098), or ($0.28) per share, versus ($4,115,018), or ($0.79) per share, for the same period last year after deducting dividends to preferred shareholders of $660,171 in 2004 and $900,166 in 2003. PalWeb's EBITDA (earnings (loss) before interest (including preferred dividends), taxes, depreciation (including impairments) and amortization) for the year ended May 31, 2004 is ($1,128,505) versus ($2,239,427) for the same period last year. The EBITDA for fiscal 2004 includes one-time relocation costs of $222,196.

"We are focusing on establishing our physical capacities to meet expected demand and bringing operating costs inline with company established goals," said Warren Kruger, President and CEO of PalWeb Corporation. "The bulk of our increase in sales during 2004 was a result of the acquisition of Greystone and increased orders from our existing customer base. The acquisition of Greystone Plastics and the production consolidation into our Iowa plant will contribute to our efforts while expanding the Company's product line to meet new inquiries for our unique line of recycled plastic pallets, including significant requests for pallets by global corporations."


Non-GAAP Financial Measure

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income (loss) available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.


About PalWeb Corporation

PalWeb Corporation develops, manufactures and sells high quality plastic pallets that provide logistics solutions required by a wide range of industries such as the food and beverage, pharmaceuticals, automotive, chemical, and consumer products industries and large injection molding machines and systems. For more information, visit PalWeb online at www.palweb-plwb.com.


Forward-Looking Statements

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that PalWeb expects, believes or anticipates will or may occur in the future, including decreased costs, the profitability of PalWeb, potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. The forward-looking statements above could be affected by any of the following factors: PalWeb's prospects could be affected by changes in availability of raw materials, competition, rapid technological change and new legislation regarding environmental matters; PalWeb may not be able to secure additional financing necessary to sustain and grow its operations; and a material portion of PalWeb's business is and will be dependent upon a few large customers and there is no assurance that PalWeb will be able to retain such customers. These risks and other risks that could affect PalWeb's business are more fully described in its reports filed with the Securities and Exchange Commission, including PalWeb's Form 10-KSB for the fiscal year ended May 31, 2004. Actual results may vary materially from the forward-looking statements. PalWeb undertakes no duty to update any of the forward-looking statements in this release.
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                               PalWeb Corporation
                 Condensed Consolidated Statements of Operations


                                                   Year Ended May 31,
                                              ----------------------------
                                                  2004            2003
                                              ------------    ------------
Sales                                         $  6,964,943    $  1,280,945

Gross Profit (Loss)                                196,517      (1,157,397)

Operating Profit (Loss)                         (1,773,440)     (2,781,096)

Net Loss                                        (2,460,927)     (3,214,852)

Preferred dividends                                660,171         900,166

Net Loss to Common Shareholders                 (3,121,098)     (4,115,018)

Per Share of Common Stock                            (0.28)          (0.79)

Average Shares of Common Outstanding            11,026,000       5,201,000





                               PalWeb Corporation
                      Supplemental Statistical Information


Net Loss to Common Shareholders               $ (3,121,098)   $ (4,115,018)
  Interest expense, including
     preferred dividends                         1,359,832       1,333,922
  Provision for income taxes                            --              --
  Depreciation and amortization,
     Including impairments                         632,761         541,669
                                              ------------    ------------
EBITDA (A)                                    $ (1,128,505)   $ (2,239,427)



(A) EBITDA represents income (loss) before income taxes plus interest, depreciation and amortization. The Company has included preferred dividends with interest expense. The EBITDA presented above while considered the most common definition used by investors and financial analysts may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

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CONTACT:
     PalWeb Corporation, Tulsa
     Warren F. Kruger, 918-583-7441
     wfkruger@aol.com
     or
     Investor Relations:
     Lori O'Brien, 918-583-7441
     lobrien@sbcglobal.net